Exhibit 99.7

CONSENT OF ALLEN C. EWING & CO.

We hereby consent to the inclusion in the Proxy Statement/Prospectus forming part of the Registration Statement on Form S-4 of First Community Corporation. of our opinion as Appendix C thereto and to the reference to such opinion and to our firm therein. We also confirm the accuracy in all material respects of the description and summary of our analyses, observations, beliefs, and conclusions relating thereto set forth under the heading “Proposal No. 1 - The Merger - Opinion of Savannah River’s Financial Advisor” therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the “Act”) and the rules and regulations of the Securities and Exchange Commission issued thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations..

/s/ Allen C. Ewing & Co.

Allen C. Ewing & Co.

Jacksonville, Florida

November 15, 2013